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                                 AMENDMENT NO. 2
                                     TO THE
                                TIME WARNER INC.
                           DEFERRED COMPENSATION PLAN



1.   Section 2.18 is amended to read as follows:

          2.18 Investment Direction: A Participant's or Inactive Participant's direction to the recordkeeper of the Plan, in the form and manner prescribed by the Committee, in accordance with directions made by telephone, through the intranet of the applicable Employing Company or through the Internet, directing which Investment Funds will be credited with his or her deferrals and transfers of all or part of the deferred amounts and any earnings thereon from other Investment Funds, the Pre-1999 Plan and certain employment agreements, as provided for herein.

2.   Section 3.5 is amended by adding the following sentence at the end thereof:

          On and after September 13, 1999, notwithstanding anything to the contrary herein, the term "bonus", wherever used in this Article III, shall also include any amounts payable to Eligible Employees participating in the Time Warner Cable Long Term Cash Plan, provided that any such elections must be made no later than two Years before the Year in which payment would be made.

3.   Section 5.4(b)(iii) is amended to read as follows:

          (iii) can only be made three times (once prior to September 13, 1999) with respect to any in-service payment,